Exhibit 99.1

REDWOOD TRUST REPORTS FIRST QUARTER 2024 FINANCIAL RESULTS

MILL VALLEY, CA – Redwood Trust, Inc. (NYSE:RWT; "Redwood", the "Company", "we" or "our"), a leader in expanding access to housing for homebuyers and renters, today reported its financial results for the quarter ended March 31, 2024.
Key Q1 2024 Financial Results and Metrics
•GAAP book value per common share was $8.78 at March 31, 2024, a 1.6% increase from $8.64 per share at December 31, 2023
◦Quarterly economic return on book value was 3.5%(1)
•GAAP net income available to common stockholders of $29 million or $0.21 per diluted common share
•Non-GAAP Earnings Available for Distribution ("EAD") of $11 million or $0.08 per basic common share(2)
•Recourse leverage ratio of 1.9x at March 31, 2024, compared to 2.2x at December 31, 2023(3)
•Declared and paid a regular quarterly dividend of $0.16 per common share
Operational Business Highlights
Residential Consumer Mortgage Banking
•Locked $1.8 billion of jumbo loans,(4) up 53% from $1.2 billion in the fourth quarter of 2023
◦Q1'24 flow lock volume was up 31% relative to Q4'23
◦Q1'24 total independent mortgage banker ("IMB") lock volume and Q1'24 total bulk volume each doubled relative to Q4'23
◦We are actively engaged with 74 depository institutions, relative to 68 in Q4'23
◦Achieved gross margins of 107bps, above our historical target range of 75bps to 100bps
•Distributed $1.4 billion of jumbo loans through three securitizations ($1.2 billion) and whole loan sales ($202 million)
•Closed first directly originated home equity investment ("HEI") and launched closed-end second ("CES") lien product to Residential Consumer Seller network
Residential Investor Mortgage Banking
•Funded $326 million of residential investor loans in the first quarter of 2024 (64% bridge and 36% term), compared to $343 million in the fourth quarter of 2023
◦Average February and March funding volumes up 20% from January levels as pipeline builds into the start of second quarter
•Distributed $59 million of loans through whole loan sales and sales to joint ventures ("JVs")

Investment Portfolio
•Deployed approximately $115 million of capital into internally sourced and third-party investments, the largest single quarter deployment since Q3'22
•RPL and jumbo securities saw stability in 90 day+ delinquency rates at 8.1% and 0.2%, respectively; 90 day+ delinquency rates for our combined CAFL securities and bridge loan portfolio were 5.0%, as compared to 4.7% at December 31, 2023(5)
•Secured recourse leverage ratio of 0.9x at March 31, 2024(6)
Financing Highlights
•Unrestricted cash and cash equivalents of $275 million and unencumbered assets of approximately $370 million at March 31, 2024
•Grew excess warehouse financing capacity to $2.7 billion at March 31, 2024
◦Successfully renewed or established three loan financing facilities with key counterparties for $750 million, including $250 million secured revolver with CPP Investments
•Repurchased $31 million of Redwood's convertible debt (at a discount to par) across outstanding 2024 and 2027 maturities
•Issued $60 million of senior unsecured notes due 2029
Corporate Highlights
•Completed strategic capital partnership with CPP Investments, inclusive of a joint venture with up to $4 billion of loan capacity and a financing line with up to $250 million of capacity(7)
◦Provides accretive financing capacity to support growth of Redwood’s market-leading operating platforms
•Completed cost reduction efforts which are expected to result in run-rate annual savings of approximately $8 million(8)
Q2 2024 Highlights to Date(9)
•Closed a SEMT jumbo securitization in mid-April 2024, backed by approximately $402 million of jumbo loans
•Completed initial draw of $100 million under the recently established $250 million CPP Investments financing facility

"Our first quarter results reflect the power of our platform and the impact of recent initiatives in driving earnings and book value higher," said Christopher Abate, Chief Executive Officer of Redwood. "We have utilized our strong liquidity position to deploy capital into accretive investments, support the growth of our operating platforms and repay convertible debt. We made swift progress on operating efficiency goals we conveyed to the market. Residential Consumer lock volumes and securitization activity reached their highest levels since the beginning of the Fed hiking cycle, even as rates remain elevated, benefiting from the partnerships we established in 2023. We also successfully closed our multi-pronged strategic capital partnership with CPP Investments, a major step in the evolution of our business model that we believe will help support our story and our growth in the years to come."

Abate continued, "Overall, our first quarter results are reflective of tangible, positive financial momentum, substantiating the impact of our strategies. As we communicated at our Investor Day in March, we believe the embedded option value of our franchise is significant and we remain confident that there is no one better positioned than Redwood to support the evolving housing finance landscape."

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1.Economic return on book value is based on the period change in GAAP book value per common share plus dividends declared per common share in the period.
2.Earnings available for distribution is a non-GAAP measure. See Non-GAAP Disclosures section that follows for additional information on this measure.
3.Recourse leverage ratio is defined as recourse debt at Redwood divided by tangible stockholders' equity. Recourse debt excludes $11.6 billion of consolidated securitization debt (ABS issued and servicer advance financing), other liabilities and other debt that is non-recourse to Redwood, and tangible stockholders' equity excludes $49 million of goodwill and intangible assets.
4.Lock volume represents loans identified for purchase from loan sellers. Lock volume does not account for potential fallout from pipeline that typically occurs through the lending process.
5.Re-performing loan ("RPL") and jumbo securities delinquency rate calculations were updated in Q4'23 to be weighted by notional balances of loans collateralizing each of our securities investments (prior periods presented were conformed to updated calculation). Bridge loan and CAFL securities delinquency rates are calculated as BPL term loans in our consolidated CAFL securitizations, our portion of loans held at JVs, unsecuritized bridge loans held for investment, and bridge and term loans held for sale with a delinquent payment greater than 90 days, divided by the total notional balance of loans in consolidated CAFL securitizations, our portion of loans held at JVs, unsecuritized bridge loans held for investment, and bridge and term loans held for sale.
6.Secured recourse leverage ratio for our Investment Portfolio is defined as secured recourse debt financing our investment portfolio assets divided by capital allocated to our investment portfolio.
7.To promote long-term strategic alignment, CPP Investments received warrants exercisable for 1,974,905 share of RWT common stock, with a second tranche of warrants exercisable for 4,608,112 shares of RWT common stock that will vest if certain JV deployment targets are achieved. The warrants were struck at $7.76 per share and have anti-dilution mechanics including a mandatory conversion feature. As of March 31, 2024, the warrants had no impact on EPS.
8.Annual run-rate savings exclude organizational restructuring charges recorded in Q1'24.
9.Represents Q2'24 activity through April 29, 2024 unless otherwise noted.

First Quarter 2024 Redwood Review and Supplemental Tables Available Online
A further discussion of Redwood's business and financial results is included in the first quarter 2024 Shareholder Letter and Redwood Review which are available under "Financial Info" within the Investor Relations section of the Company’s website at redwoodtrust.com/investor-relations. Additional supplemental financial tables can also be found within this section of the Company's website.
Conference Call and Webcast
Redwood will host an earnings call today, April 30, 2024, at 2:00 p.m. Pacific Time / 5:00 p.m. Eastern Time to discuss its first quarter 2024 financial results. The number to dial in order to listen to the conference call is 1-877-423-9813 in the U.S. and Canada. International callers must dial 1-201-689-8573. A replay of the call will be available through midnight on Tuesday, May 14, 2024, and can be accessed by dialing 1-844-512-2921 in the U.S. and Canada or 1-412-317-6671 internationally and entering access code #13744950.
The conference call will be webcast live in listen-only mode through the News & Events section of Redwood’s Investor Relations website at https://www.redwoodtrust.com/investor-relations/news-events/events. To listen to the webcast, please go to Redwood's website at least 15 minutes before the call to register and to download and install any needed audio software. An audio replay of the call will also be available on Redwood's website following the call. Redwood plans to file its Annual Report on Form 10-Q with the Securities and Exchange Commission by Friday, May 10, 2024, and also make it available on Redwood’s website.
About Redwood
Redwood Trust, Inc. (NYSE: RWT) is a specialty finance company focused on several distinct areas of housing credit where we provide liquidity to growing segments of the U.S. housing market not well served by government programs. We deliver customized housing credit investments to a diverse mix of investors through our best-in-class securitization platforms, whole-loan distribution activities, and our publicly traded shares. We operate our business in three segments: Residential Consumer Mortgage Banking, Residential Investor Mortgage Banking and Investment Portfolio. Through RWT Horizons®, our venture investing initiative, we invest in early-stage companies that have a direct nexus to our operating platforms. Additionally, through Aspire®, our home equity investment (“HEI”) platform, we directly originate HEI to homeowners. Our goal is to provide attractive returns to shareholders through a stable and growing stream of earnings and dividends, capital appreciation, and a commitment to technological innovation that facilitates risk-minded scale. Redwood Trust is internally managed and structured as a real estate investment trust ("REIT") for tax purposes. For more information about Redwood, please visit our website at www.redwoodtrust.com or connect with us on LinkedIn.

Cautionary Statement; Forward-Looking Statements:

This press release and the related conference call contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements related to the total levered purchasing capacity of our JV with CPP Investments, and the expected timing for the filing of Redwood's Quarterly Report on Form 10-Q. Forward-looking statements involve numerous risks and uncertainties. Redwood's actual results may differ from Redwood's beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as “anticipate,” “estimate,” “will,” “should,” “expect,” “believe,” “intend,” “seek,” “plan” and similar expressions or their negative forms, or by references to strategy, plans, opportunities, or intentions. These forward-looking statements are subject to risks and uncertainties, including, among other things, those described in our Annual Report on Form 10-K for the year ended December 31, 2023 under the caption “Risk Factors”. Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected may be described from time to time in reports we file with the Securities and Exchange Commission, including reports on Forms 10-Q and 8-K. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

REDWOOD TRUST, INC.

($ in millions, except per share data)	Three Months Ended
	3/31/2024	12/31/2023
Financial Performance
Net income per diluted common share	$0.21	$0.15
Net income per basic common share	$0.21	$0.15
EAD per basic common share (non-GAAP)	$0.08	$0.05

Return on Common Equity ("ROE") (annualized)	10.0%	7.3%
EAD Return on Common Equity ("EAD ROE") (annualized, non-GAAP)	3.9%	2.7%

Book Value per Common Share	$8.78	$8.64
Dividend per Common Share	$0.16	$0.16
Economic Return on Book Value (1)	3.5%	0.3%

Recourse Leverage Ratio (2)	1.9x	2.2x
Operating Metrics
Business Purpose Loans
Term fundings	$117	$117
Bridge fundings	209	226
Bridge securitized	—	250
Term sold	6	48
Bridge sold	53	63
Residential Jumbo Loans
Locks	$1,784	$1,165
Purchases	1,006	1,004
Securitized	1,188	708
Sold	202	35

(1)    Economic return on book value is based on the periodic change in GAAP book value per common share plus dividends declared per common share during the period.
(2)    Recourse leverage ratio is defined as recourse debt at Redwood divided by tangible stockholders' equity. At March 31, 2024, and December 31, 2023, recourse debt excluded $11.6 billion and $10.8 billion, respectively, of consolidated securitization debt (ABS issued and servicer advance financing), other liabilities and other debt that is non-recourse to Redwood, and tangible stockholders' equity excluded $49 million and $52 million, respectively, of goodwill and intangible assets.

REDWOOD TRUST, INC.

Consolidated Income Statements (1)	Three Months Ended
($ in millions, except share and per share data)	3/31/24	12/31/23	9/30/23	6/30/23	3/31/23

Interest income	$205	$190	$177	$179	$179
Interest expense	(181)	(170)	(157)	(153)	(152)
Net interest income	24	20	20	26	26
Non-interest income (loss)
Residential consumer mortgage banking activities, net	8	8	9	7	3
Residential investor mortgage banking activities, net	7	6	10	9	13
Investment fair value changes, net	22	15	(42)	(14)	(4)
HEI income, net	9	12	10	9	4
Other income, net	5	2	2	4	5
Realized gains, net	—	1	—	1	—
Total non-interest income (loss), net	50	44	(10)	17	21
General and administrative expenses	(35)	(32)	(30)	(31)	(36)
Portfolio management costs	(4)	(4)	(4)	(3)	(4)
Loan acquisition costs	(2)	(3)	(2)	(1)	(1)
Other expenses	(3)	(3)	(5)	(5)	(4)
(Provision for) benefit from income taxes	(1)	(1)	(2)	—	1
Net income (loss)	$30	$21	$(31)	$3	$5
Dividends on preferred stock	(2)	(2)	(2)	(2)	(1)
Net income (loss) available (related) to common stockholders	$29	$19	$(33)	$1	$3

Weighted average basic common shares (thousands)	131,570	121,927	115,466	114,051	113,679
Weighted average diluted common shares (thousands) (2)	131,570	122,474	115,466	114,445	114,135
Earnings (loss) per basic common share	$0.21	$0.15	$(0.29)	$—	$0.02
Earnings (loss) per diluted common share	$0.21	$0.15	$(0.29)	$—	$0.02
Regular dividends declared per common share	$0.16	$0.16	$0.16	$0.16	$0.23

(1)Certain totals may not foot due to rounding.
(2)Actual shares outstanding (in thousands) at March 31, 2024, December 31, 2023, September 30, 2023, June 30, 2023, and March 31, 2023, were 131,871, 131,486, 118,504, 114,178, and 113,864, respectively.

Analysis of Income Statement - Changes from Fourth Quarter 2023 to First Quarter 2024
•Net interest income increased from the fourth quarter as a result of accretive capital deployment and improved interest income on bridge loans in part due to a recovery of delinquent interest.
•Income from Residential Consumer Mortgage Banking improved from the fourth quarter driven by higher volumes and consistent margins.
•Income from Residential Investor Mortgage Banking increased from the fourth quarter, driven by improved securitization economics. Overall volumes were effectively flat quarter over quarter.
•Net positive fair value changes on our Investment Portfolio in the first quarter primarily reflected tightening of credit spreads across our securities portfolio and improved valuations on our bridge loans as credit performance stabilized.
•HEI income, net decreased in the first quarter, as actual and projected trends in prepayments slowed, offset in part by market improvement in HPA forecasts.
•Realized gains in the first quarter reflect gains on extinguishment of corporate convertible debt and securitized debt that we repurchased during the quarter.
•General and administrative expenses increased from the fourth quarter primarily as a result of organizational restructuring costs from a reduction in force in the first quarter, which are not reflected in Earnings Available for Distribution.
•Our provision for income taxes in the first quarter reflected net income earned at our taxable REIT subsidiary, driven by higher mortgage banking income and fair value increases on certain servicing investments.

REDWOOD TRUST, INC.

Consolidated Balance Sheets (1)
($ in millions, except share and per share data)	3/31/24	12/31/23	9/30/23	6/30/23	3/31/23

Residential loans	$7,617	$7,051	$5,847	$5,456	$5,493
Business purpose loans	5,182	5,220	5,249	5,227	5,365
Consolidated Agency multifamily loans	423	425	421	420	427
Real estate securities	212	128	129	167	243
Home equity investments (HEI)	561	550	431	427	417
Other investments	337	344	340	356	382
Cash and cash equivalents	275	293	204	357	404
Other assets	451	493	399	387	391
Total assets	$15,058	$14,504	$13,021	$12,797	$13,121

Short-term debt, net	$1,251	$1,558	$1,477	$1,457	$1,616
Other liabilities	247	251	217	230	187
Asset-backed securities issued, net	10,628	9,812	8,392	8,183	8,447
Long-term debt, net	1,707	1,681	1,830	1,802	1,733
Total liabilities	13,834	13,302	11,915	11,673	11,984

Stockholders' equity	1,224	1,203	1,106	1,124	1,138

Total liabilities and equity	$15,058	$14,504	$13,021	$12,797	$13,121

Common shares outstanding at period end (thousands)	131,871	131,486	118,504	114,178	113,864
GAAP book value per common share	$8.78	$8.64	$8.77	$9.26	$9.40

(1)Certain totals may not foot due to rounding.

Non-GAAP Disclosures

Reconciliation of GAAP Net Income (Loss) Available (Related) to Common Stockholders to non-GAAP Earnings Available for Distribution(1)(2)(3)	Three Months Ended
($ in millions, except share and per share data)	3/31/24	12/31/23

GAAP Net income (loss) available (related) to common stockholders	$29	$19

Adjustments:
Investment fair value changes, net(4)	(22)	(15)
Realized (gains)/losses, net(5)	—	(1)
Acquisition related expenses(6)	3	3
Organizational restructuring charges(7)	3	—
Tax effect of adjustments(8)	(1)	—

Earnings Available for Distribution (non-GAAP)	$11	$7

Earnings (loss) per basic common share	$0.21	$0.15
EAD per basic common share (non-GAAP)	$0.08	$0.05

GAAP Return on Common Equity (annualized)	10.0%	7.3%
EAD Return on Common Equity (non-GAAP, annualized)(9)	3.9%	2.7%

1.Certain totals may not foot due to rounding.
2.In the fourth quarter of 2023, we changed our calculation of EAD and conformed all prior period amounts presented in the table above and throughout this earnings release. This change consisted of removing the previously presented line item titled "Change in economic basis of investments". Additionally, during the fourth quarter of 2023, we changed our consolidated income statements to include a new line item titled "HEI income, net". This line item includes all amounts related to our HEI investments that were previously presented within the "Investment fair value changes, net" line item. As such, our adjustment for "Investment fair value changes, net" in our current calculation of EAD does not include fair value changes related to our HEI investments.
3.EAD and EAD ROE are non-GAAP measures derived from GAAP Net income (loss) available (related) to common stockholders and GAAP ROE, respectively. EAD is defined as: GAAP net income (loss) available (related) to common stockholders adjusted to (i) exclude investment fair value changes, net; (ii) exclude realized gains and losses; (iii) exclude acquisition related expenses; (iv) exclude organizational restructuring charges (as applicable); and (v) adjust for the hypothetical income taxes associated with these adjustments. EAD ROE is defined as EAD divided by average common equity. We believe EAD and EAD ROE provide supplemental information to assist management and investors in analyzing the Company’s results of operations and help facilitate comparisons to industry peers. Management also believes that EAD and EAD ROE are metrics that can supplement its analysis of the Company’s ability to pay dividends, by providing an indication of the current income generating capacity of the Company's business operations as of the quarter being presented. EAD and EAD ROE should not be utilized in isolation, nor should they be considered as an alternative to GAAP net income (loss) available (related) to common stockholders, GAAP ROE or other measurements of results of operations computed in accordance with GAAP or for federal income tax purposes.
4.Investment fair value changes, net includes all amounts within that same line item on our consolidated statements of income, which primarily represents both realized and unrealized gains and losses on our investments (excluding HEI) and associated hedges. As noted above, realized and unrealized gains and losses on our HEI investments are reflected in a new line item on our consolidated income statements titled "HEI income, net".
5.Realized (gains)/losses, net includes all amounts within that line item on our consolidated statements of income.
6.Acquisition related expenses include transaction costs paid to third parties, as applicable, and the ongoing amortization of intangible assets related to the Riverbend, CoreVest and 5Arches acquisitions.
7.Organizational restructuring charges for the first quarter of 2024 represent costs associated with employee severance and related transition expenses.
8.Tax effect of adjustments represents the hypothetical income taxes associated with all adjustments used to calculate EAD.
9.EAD ROE is calculated by dividing EAD by average common equity for each respective period.

CONTACTS
Investor Relations
Kaitlyn Mauritz
MD, Head of Investor Relations
Phone: 866-269-4976
Email: investorrelations@redwoodtrust.com